EXHIBIT 99.4

THORNBURG MORTGAGE, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

AUTHORIZATION FORM FOR WAIVER PROGRAM PARTICIPANTS

The undersigned holder(s) of common and/or Series C, Series D, Series E or Series F preferred stock of Thornburg Mortgage, Inc. (the “Company”) or non-shareholder(s) interested in investing in the Company’s common stock elect to participate in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The undersigned hereby authorizes American Stock Transfer & Trust Company (the “Administrator”) to reinvest dividends paid by the Company on its common and/or Series C, Series D, Series E or Series F preferred stock now or hereafter registered in the name(s) of the undersigned for the number of shares set forth below, and/or to make cash purchases in the Company’s common stock with funds received from the undersigned. This authorization shall remain in effect until termination by the undersigned holder(s) by written notice to the Administrator.

The foregoing authorization is subject, in all respects, to the terms and conditions of participation in the Plan set forth in the Prospectus relating to the Plan, which the undersigned has received and read.

Please sign exactly as your shares are registered or, if this is an initial cash purchase by a non-shareholder, as you would like the shares registered. All persons whose names appear on the stock certificates must sign.

Identification of the types of shares:	☐ Common Stock	☐ Series C Preferred Stock	☐ Series D Preferred Stock

	☐ Series E Preferred Stock	☐ Series F Preferred Stock

Please indicate your participation below:

☐ Full dividend reinvestment on all shares.

☐ Partial dividend reinvestment on common shares.	Please Print Name(s) as Shown on Stock Certificate

☐ Partial dividend reinvestment on Series C shares.

☐ Partial dividend reinvestment on Series D shares.

☐ Partial dividend reinvestment on Series E shares.

☐ Partial dividend reinvestment on Series F shares.

☐ Cash purchases only.

Shareholder Signature

SSN or Tax ID Number

Please Print Your Address	Joint Shareholder Signature

SSN or Tax ID Number

Please Print Your Phone Number	Date

INSTRUCTIONS: Please send this Authorization Form, along with your Company-approved Request for Waiver Form (please see that Form for further instructions regarding time deadlines), to American Stock Transfer & Trust Co. (address and fax number below). The Authorization Form needs to be completed only if you are not currently enrolled in the Company’s Dividend Reinvestment Plan and you are making an Initial Cash Purchase.

By Regular Mail:	By Hand or Overnight Delivery:	By Fax: 718-921-8367

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
P.O Box 922	6201 15th Avenue
Wall Street Station	Brooklyn, NY 11219
New York, NY 10269-0560	Phone: 800-278-4353
Attn: Dividend Reinvestment Dept.
Phone: 877-366-6442

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